Exhibit 99.1

Egalet Announces Termination of Shionogi Collaboration

—Egalet regains worldwide rights to Phase 1 abuse-deterrent, extended-release hydrocodone, S-718632—

Wayne, Penn. — December 3, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced the termination of its collaboration with Shionogi Limited (“Shionogi”) around its abuse-deterrent, extended-release hydrocodone product candidate. With the close of the partnership, Egalet gains worldwide rights to the Phase 1 product candidate, S-718632. The collaboration, which began in November 2013, was ended due to Shionogi’s internal prioritization process.

“We have appreciated our productive collaboration with Shionogi and with the change in their internal priorities, we now gain worldwide rights to this Phase 1 abuse-deterrent, extended-release hydrocodone product candidate to advance,” said Bob Radie, president and chief executive officer of Egalet. “In addition, we continue to focus on commercializing our approved products and moving our late-stage Guardian™ Technology product candidates forward.”

Through the collaboration Egalet received upfront and milestone payments totaling $20 million, as well as an investment of $15 million in Egalet’s common stock in connection with Egalet’s initial public offering in 2014. All development to date for S-718632 has been funded by Shionogi. A Phase 1 clinical trial has been completed and the data demonstrated that the formulations were consistent with the target product profile. At this time, Egalet is evaluating its options with respect to the further development of this program.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. The Company has two approved products: OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO™, formerly known as Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com. For full prescribing information on SPRIX, including the Boxed Warning, please visit sprix.com and for full prescribing information on OXAYDO, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to service its debt obligations; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275